Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES FIRST QUARTER

FISCAL 2008 OPERATING RESULTS

Uncasville, Connecticut, February 7, 2008 – The Mohegan Tribal Gaming Authority, or MTGA or the Authority, the owner and operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs, announced today its operating results for the quarter ended December 31, 2007.

Results for the quarter ended December 31, 2007 were as follows:

•	Record first quarter consolidated gaming revenues of $350.6 million, a 1.3% increase over the corresponding period in the prior year

•	Consolidated gross slot revenues of $249.0 million, a 0.6% decrease from the corresponding period in the prior year

•	Table games revenues of $100.4 million, a 6.1% increase over the corresponding period in the prior year

•	Consolidated non-gaming revenues of $69.7 million, a 0.3% decrease from the corresponding period in the prior year

•	Consolidated income from operations of $51.4 million, a 24.6% decrease from the corresponding period in the prior year

•	Consolidated net income of $23.7 million, a 37.5% decrease from the corresponding period in the prior year

•	Consolidated Adjusted EBITDA, a non-GAAP measure more fully described below, of $76.6 million, a 19.1% decrease from the corresponding period in the prior year

First Quarter Operating Results

Consolidated Adjusted EBITDA for the quarter ended December 31, 2007 decreased by $18.1 million, or 19.1%, to $76.6 million from $94.7 million for the same period in the prior year. The decrease in consolidated Adjusted EBITDA is attributable to the decrease in Adjusted EBITDA from Mohegan Sun and an increase in non-cash corporate related expenses, partially offset by the increase in Adjusted EBITDA from Mohegan Sun at Pocono Downs, as further described below.

Consolidated net income for the quarter ended December 31, 2007 decreased by $14.2 million, or 37.5%, to $23.7 million compared to $37.9 million for the same period in the prior year. The decrease in consolidated net income is primarily due to a $16.9 million decrease in income from operations at Mohegan Sun as described below and the increase in non-cash corporate related expenses, partially offset by the operating results at Mohegan Sun at Pocono Downs as a result of a full quarter of operations of the slot facility, which opened on November 14, 2006.

Mohegan Sun

Adjusted EBITDA at Mohegan Sun for the quarter ended December 31, 2007 decreased by $17.2 million, or 18.3%, to $76.7 million from $93.9 million for the same period in the prior year. The decrease in Adjusted EBITDA is primarily attributable to lower slot handle and slot revenues as compared to the same period in the prior year, a 23.7% increase in utility costs, a 19.2% increase in marketing expenses, a 12.0% increase in medical benefit costs and an 8.1% increase in salary and wage costs, principally due to staffing additional table game capacity and market driven compensation adjustments. The decrease in slot handle during the quarter resulted primarily from increased competition, heavy December promotional activities from our Connecticut competitor as more fully described below, a general downturn in the regional economy and unfavorable weather conditions in the Northeast region. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) also decreased to 22.6% for the quarter ended December 31, 2007 from 26.4% for the same period in the prior year as a result of the aforementioned.

Net revenues for the quarter ended December 31, 2007 decreased by $16.1 million, or 4.5%, to $339.4 million from $355.5 million for the same period in the prior year. This decrease is attributable primarily to the decline in slot revenues, partially offset by the increase in table games revenues, as described below.

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended December 31, 2007 decreased by $20.5 million, or 9.0%, to $208.3 million from $228.8 million for the same period in the prior year. The reduction in the slot results for the quarter were affected by the abnormally high December promotional activities from our Connecticut competitor, which had the effect of reducing slot revenues for the Connecticut gaming market, including slot revenues at Mohegan Sun. The State of Connecticut reported total slot revenues of $384.6 million and $425.2 million for the quarters ended December 31, 2007 and 2006, respectively, representing a decrease of 9.6%. Mohegan Sun, however, increased its slot win market share to 54.2% of the Connecticut market for the quarter ended December 31, 2007 compared to 53.8% for the quarter ended December 31, 2006. Gross slot win per unit per day was $366 and $402 for the quarters ended December 31, 2007 and 2006, respectively. Gross slot hold percentage, or gross slot revenues divided by slot handle, was 8.6% for the quarters ended December 31, 2007 and 2006.

Table games revenues increased by $5.8 million, or 6.1%, to $100.4 million for the quarter ended December 31, 2007 from $94.6 million for the same period in the prior year. The increase in table games revenues is attributable to an increase in table games drop, partially offset by a decrease in table games hold. Table games drop increased 10.8% to $649.1 million for the quarter ended December 31, 2007 from $585.8 million for the same period in the prior year. The growth in table games drop resulted from a continued focus on high end table play and continued success of the Asian marketing program, which is driven, in part, by the August 2007 opening of the 46-table Sunrise Square expansion. Table games hold percentage, or table games revenues divided by table games drop, decreased to 15.5% for the quarter ended December 31, 2007 compared to 16.1% for the same period in the prior year. Table games hold percentage is relatively predictable over long periods of time but can fluctuate significantly over shorter periods. Table games revenue per unit per day was $3,386 and $3,371 for the quarters ended December 31, 2007 and 2006, respectively.

Food and beverage revenues decreased by $764,000, or 3.3%, to $23.3 million for the quarter ended December 31, 2007 from $24.1 million for the same period in the prior year. The decrease in food and beverage revenues is primarily attributable to a 6.9% decrease in the number of meals served, or food covers. The decrease in food covers was partially offset by an increase in the average price per meal to $14.68 for the quarter ended December 31, 2007 from $14.03 for the quarter ended December 31, 2006.

Hotel revenues for the quarter ended December 31, 2007 decreased by $365,000, or 2.3%, to $12.6 million from $12.9 million for the same period in the prior year. Hotel revenues were impacted by a decrease in the average daily room rate, or ADR, to $115 for the quarter ended December 31, 2007 compared to $127 for the quarter ended December 31, 2006. Hotel occupancy increased to 92.6% for the quarter ended December 31, 2007 as compared to 89.2% for the quarter ended December 31, 2006. The decrease in ADR is the result of continued competitive pricing pressures in room rates offered to casino hotel guests in the Northeast gaming market. This reduction in rates is designed to maintain occupancy levels to support or improve gaming and other revenues. Revenue per available room, or REVPAR, decreased to $106 for the quarter ended December 31, 2007 compared to $113 for the same period in the prior year.

Retail, entertainment and other revenues decreased by $1.1 million, or 3.5%, to $30.3 million for the quarter ended December 31, 2007 from $31.4 million for the same period in the prior year. The decrease is primarily the result of a $1.0 million, or 12.9%, decrease in retail revenues resulting from decreased patronage at Mohegan Sun-owned retail outlets and a $915,000, or 7.4%, decrease in entertainment revenues due to a decrease in the average ticket price for Mohegan Sun Arena events. The decrease in retail, entertainment and other revenues was partially offset by a $778,000 increase in gasoline revenues at the Mohegan Sun gasoline and convenience center.

Income from operations for the quarter ended December 31, 2007 decreased by $16.9 million, or 23.2%, to $55.9 million from $72.8 million for the quarter ended December 31, 2006.

“The results for our first quarter were disappointing,” said Mitchell Grossinger Etess, the Authority’s President and CEO. “The quarter was especially impacted by the December slot promotional activity at our competitor, which had a devastating impact on the Connecticut and New England market. Trends in January and early February indicate that normal levels of promotional activity have resumed.”

Mohegan Sun at Pocono Downs

Adjusted EBITDA for the quarter ended December 31, 2007 increased by $3.1 million to $6.4 million compared to $3.3 million for the same period in the prior year. The increase in Adjusted EBITDA and the other increases discussed below are the result of a full quarter of operations of the slot facility, which opened on November 14, 2006. The Adjusted EBITDA margin for the quarter ended December 31, 2007 was 13.5% compared to 11.4% for the same period in the prior year.

Net revenues for the quarter ended December 31, 2007 increased by $18.4 million to $47.5 million compared to $29.1 million for the same period in the prior year. The increase is attributable to an $18.2 million increase in gaming revenues and a $2.0 million increase in non-gaming revenues as a result of a full quarter of operations of the slot facility, as discussed above.

Gaming revenues for the quarter ended December 31, 2007 were $45.9 million compared to $27.6 million for the same period in the prior year. This increase is attributable to an $18.9 million increase in gross slot revenues during the quarter. Gross slot win per unit per day was $368 and $412 for the quarters ended December 31, 2007 and 2006, respectively. The decrease in gross slot win per unit per day, as compared to the same period in the prior year, is primarily attributable to lower slot hold percentage, or gross slot revenues divided by slot handle (8.9% for the quarter ended December 31, 2007 compared to 10.0% for the same period in the prior year). The month of December 2007 also had a significantly higher number of poor-weather days than that of December 2006. Slot revenues at Mohegan Sun at Pocono Downs were also impacted by the opening of Mount Airy Resort Casino, which opened on October 22, 2007. Mount Airy Resort Casino is located approximately 40 miles from Mohegan Sun at Pocono Downs.

Non-gaming revenues for the quarter ended December 31, 2007 were $3.5 million compared to $1.5 million for the same period in the prior year. This increase is the result of increases in food and beverage and retail sales.

Income from operations for the quarter ended December 31, 2007 was $3.5 million compared to loss from operations of $1.9 million for the same period in the prior year.

Commenting on the quarter results at Mohegan Sun at Pocono Downs, its President and Chief Executive Officer, Robert J. Soper, said, “I am very pleased with the results, especially when considering the introduction of competition in the marketplace and the poor December weather conditions experienced in Wilkes-Barre.” Mr. Soper also said, “The expansion project at Pocono Downs is progressing as planned and a late summer opening is on schedule.”

Corporate

Corporate expenses increased $5.3 million to $8.0 million compared to $2.7 million for the same period in the prior year. The increase in corporate expenses in the current period was attributable to additional reserves recorded against the net assets of our subsidiary, Wisconsin Tribal Gaming, LLC, formed in connection with the Menominee project, due to new guidance from the Bureau of Indian Affairs, or BIA, on the current policy of the BIA on taking off-reservation land into trust for gaming purposes. The resulting non-cash charge to earnings for this occurrence totaled approximately $3.5 million.

Mohegan Tribal Gaming Authority Property Information

(in thousands, unaudited)	Net Revenues For the Three Months Ended			Adjusted EBITDA For the Three Months Ended
	December 31, 2007	December 31, 2006		December 31, 2007	December 31, 2006
Mohegan Sun	$339,427	$355,533		$76,697	$93,933
Pocono Downs	47,522	29,050	(1)	6,434	3,308	(1)
Corporate	—	—		(6,543)	(2,515)

Total	$386,949	$384,583		$76,588	$94,726

(1)	Includes operating results of Phase I slot facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to December 31, 2006.

Liquidity, Capital Resources and Capital Spending

As of December 31, 2007, the Authority held cash and cash equivalents of $127.5 million, an increase of $21.9 million from $105.6 million as of September 30, 2007. As of December 31, 2007, there was $77.0 million drawn on the Authority’s $1.0 billion bank credit facility. Inclusive of letters of credit, which reduce borrowing availability under the bank credit facility, the Authority had approximately $916.6 million of available borrowing under the bank credit facility as of December 31, 2007. The Authority’s total debt was approximately $1.32 billion as of December 31, 2007.

Interest expense decreased by $780,000, or 3.4%, to $22.8 million for the quarter ended December 31, 2007 as compared to $23.6 million for the same period in the prior year. The weighted average outstanding debt was $1.30 billion for the quarters ended December 31, 2007 and 2006. The weighted average interest rate was 7.4% for the quarters ended December 31, 2007 and 2006.

Capital Expenditures

The Authority’s capital expenditures totaled $64.4 million for the quarter ended December 31, 2007 as compared to $39.0 million for the same period in the prior year. The capital expenditures were comprised of capital expenditures at Pocono Downs of $36.8 million, which included Project Sunrise (see discussion on “Project Sunrise – Pennsylvania” below) construction expenditures of $36.0 million (including capitalized interest of $463,000), and capital expenditures at Mohegan Sun of $27.6 million, which included Project Horizon (see discussion on “Project Horizon – Connecticut” below) construction expenditures of $21.6 million (including capitalized interest of $845,000).

Total capital spending for fiscal year 2008 at Mohegan Sun, exclusive of Project Horizon spending, is forecasted to be $62.3 million. Maintenance capital expenditures for fiscal year 2008 at Mohegan Sun are anticipated to be $40.1 million for the replacement and improvements of information technology equipment and systems, Casino of the Earth renovations and the addition of slot machines and data warehouse storage. An additional $22.2 million is expected to be expended in fiscal 2008 in the Casino of the Sky to replace obsolete coin redemption booths with slot machines, to renovate the Sky bar on the casino floor and to prepare for the connection to the Casino of the Wind.

Capital expenditures for Pocono Downs are anticipated to be $178.0 million for the 2008 fiscal year, comprised primarily of $175.5 million in construction and furniture, fixtures, and equipment expenditures to complete Project Sunrise.

Project Horizon - Connecticut

Project Horizon consists of four major components (Sunrise Square, Casino of the Wind, Earth Expansion and Property Infrastructure requirements). The plans for Project Horizon include adding approximately 918 hotel rooms, gaming space and other new non-gaming amenities to Mohegan Sun. Upon completion of Project Horizon, Mohegan Sun will offer approximately 7,000 slot machines, 380 table games, including poker, 2,100 hotel rooms, 75 restaurant and retail outlets, 30 bars and lounges and 4 entertainment venues.

Groundbreaking occurred in November 2006 with the construction of Sunrise Square, a new Asian themed gaming area, which includes 8,500 square feet of gaming space offering 46 table games such as Mini-Baccarat, Sic Bo and Pai Gow Poker, a new 5,000-square-foot bus lobby and a 4,000-square-foot “Hong Kong” Street food outlet. The gaming component of Sunrise Square was completed in August 2007. The cost of this component totaled approximately $17.0 million.

The Authority also is developing the Casino of the Wind, a new gaming area adjacent to the Casino of the Sky, which is expected to include approximately 45,000 square feet of gaming space with approximately 825 slot machines, 28 table games and a themed poker room with 42 tables, as well as approximately 20,000 square feet of new dining and retail amenities, including a two-level, 16,000-square-foot Jimmy Buffett’s Margaritaville Restaurant and the return of Chief’s Deli. Groundbreaking for the Casino of the Wind occurred in June 2007, and the new casino is scheduled to open in the fall of 2008. The estimated cost of this component is $125.0 million.

Project Horizon also includes the Earth Expansion, which features the Earth hotel, which is expected to include approximately 918 rooms, including approximately 261 House of Blues-themed hotel rooms, and a House of Blues Foundation Room. The Earth Expansion also is planned to include new House of Blues-themed dining and entertainment amenities, including an approximately 19,400-square-foot music hall and a 2,500-square-foot special events room. In addition, the Earth Expansion will include approximately 35,000 square feet of retail space, additional food and beverage facilities, including two fine-dining options, a burger restaurant, four bars, a family-style sit down pizzeria and a four-station quick-serve dining area. The Earth hotel and related facilities are expected to open in October 2010. The estimated cost of this component is $682.0 million.

The Property Infrastructure component of Project Horizon is underway and includes a 1,700-space parking garage and additional surface parking lots, site development and road improvements on or adjacent to the property. The estimated cost of this component is $101.0 million.

Total costs for Project Horizon, inclusive of costs incurred to date for Sunrise Square and the Casino of the Wind, currently are estimated to be approximately $925.0 million. Remaining project costs are estimated to be incurred as follows: fiscal year 2008, $252.0 million; fiscal year 2009, $303.0 million; fiscal year 2010, $294.0 million; and fiscal year 2011, $30.0 million.

Project Sunrise - Pennsylvania

As previously announced, Project Sunrise is being developed at Pocono Downs on land adjacent to the existing gaming facility. When completed, the combined facility is anticipated to include approximately 2,500 slot machines, three fine dining restaurants, a 300-seat buffet, a quick-serve dining area, 7,000 square feet of retail shopping, two nightlife venues, additional parking and bus amenities. Construction commenced in May 2007 with a grand opening planned in the summer of 2008. The final cost of Project Sunrise is anticipated to be approximately $208.0 million.

Other Projects

New York

In October 2007, the Authority’s wholly owned subsidiary, MTGA Gaming, LLC, or MTGA Gaming, and Capital Play, Inc., or Capital Play, and its partners, Extell Development Company and Plainfield Special Situations Master Fund Limited, submitted, as a consortium, a joint proposal to the State of New York to develop and manage the proposed VLT facility and a mixed use retail and hotel facility to be developed at Aqueduct Racetrack in Jamaica, New York. If Capital Play’s bid is selected, MTGA Gaming would manage the proposed 4,500 VLT facility at Aqueduct Racetrack, which is currently expected to open in the fall of 2009.

Kansas

In September 2007, MTGA Gaming, along with Olympia Gaming-KC, LLC, and RED Leg Sun, LLC, or RED, formed Leg Sun, LLC, a joint venture which was created to submit an application to the Kansas Lottery Commission for the proposed development of a gaming facility and destination resort to be named Legends Sun and located in Wyandotte County, Kansas. In accordance with the Kansas Expanded Lottery Act, the project will be subject to various reviews, requirements and approvals by the Kansas Lottery Commission, which is considering several other proposals for the right to develop a single resort casino in Wyandotte County. Three applicants, including Leg Sun, LLC, have received the endorsement of the Unified Government of Wyandotte County/Kansas City, Kansas for their proposals. In January 2008, a fourth applicant, Las Vegas Sands Corporation, also resubmitted their proposal to the Unified Government of Wyandotte County/Kansas City, Kansas and the Kansas Lottery Commission, for approval.

In a separate matter, on February 1, 2008, a Kansas district court judge ruled that the Kansas Expanded Lottery Act does not violate the Kansas Constitution and properly allows for state-owned casinos, including those being proposed in Wyandotte County. This decision is expected to be appealed to the Kansas Supreme Court.

The proposed $770.0 million Legends Sun complex would feature a wide array of attractions and amenities that include a casino with approximately 2,000 slot machines, 60 table games and 25 poker tables, a Robert Trent Jones II designed championship golf course, a luxury hotel with approximately 350 rooms, a convention and conference facility, approximately 200,000 square feet of mixed use retail and approximately 200,000 square feet of residential development. If the Leg Sun proposal is selected, MTGA Gaming would manage the casino and related operations and RED would manage the retail and residential components of the project. MTGA Gaming would also receive a development fee for the development of the casino facility.

“Projects Horizon and Sunrise will enable the Authority to maintain its competitive leadership in the Connecticut and Pennsylvania markets,” said Jeffrey E. Hartmann, the Authority’s COO. “The potential development at Aqueduct in New York will allow the Authority to leverage its brand and knowledge in a very familiar marketplace and our Kansas opportunity will permit us to extend our brand, high service levels and development expertise to the citizens of Wyandotte County, Kansas.”

Capital Resources

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $20.0 million and $18.6 million for the quarters ended December 31, 2007 and 2006, respectively. Distributions to the Tribe are anticipated to total $80.0 million for fiscal year 2008.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments and foreseeable capital expenditure requirements with respect to current operations, Project Horizon, Project Sunrise and distributions to the Tribe for at least the next twelve months. Any future investments in Mohegan Sun related to Project Horizon and in Pocono Downs related to Project Sunrise are anticipated to be funded through the Authority’s bank credit facility. The Authority has requested certain modifications to its bank credit facility to address the revisions to Project Horizon and the revised cost projection for Project Sunrise.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its first quarter fiscal 2008 operating results on Thursday, February 7, 2008 at 11:00 a.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Conference ID: 32008737

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mtga.com, in the “Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Thursday, February 7, 2008. This replay will run through February 21, 2008.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 32008737

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 507-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 185-acre site on the Tribe’s reservation and through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania and several OTW facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, The Shops at Mohegan Sun, 10,000-seat Mohegan Sun Arena, 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. Mohegan Sun is currently in the midst of Project Horizon – an expansion project that is to include a new hotel, additional retail and restaurant space, and a new 64,000-square-foot “Casino of the Wind.” In addition, Project Horizon expanded Mohegan Sun’s Asian gaming experience in the Casino of the Earth with the August 2007 opening of Sunrise Square.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey and Pennsylvania), the financial performance of Mohegan Sun, Pocono Downs and the off-track wagering facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2007, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Three Months Ended December 31, 2007	For the Three Months Ended December 31, 2006
Revenues:
Gaming	$350,645	$346,266
Food and beverage	25,618	25,154
Hotel	12,577	12,942
Retail, entertainment and other	31,535	31,876

Gross revenues	420,375	416,238
Less - Promotional allowances	(33,426)	(31,655)

Net revenues	386,949	384,583

Operating costs and expenses:
Gaming	220,277	201,373
Food and beverage	12,724	13,128
Hotel	4,297	3,945
Retail, entertainment and other	10,664	12,207
Advertising, general and administrative	55,856	56,689
Corporate expenses	7,144	2,653
Pre-opening costs and expenses	20	3,548
Depreciation and amortization	24,545	22,874

Total operating costs and expenses	335,527	316,417

Income from operations	51,422	68,166

Other income (expense):
Accretion of discount to the relinquishment liability	(6,771)	(7,449)
Interest income	1,058	766
Interest expense, net of capitalized interest	(22,831)	(23,611)
Other income (expense), net	214	(115)

Total other expense	(28,330)	(30,409)

Income from continuing operations before minority interests	23,092	37,757
Minority interests	601	138

Income from continuing operations	23,693	37,895
Loss from discontinued operations	—	(5)

Net income	$23,693	$37,890

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Three Months Ended
	December 31, 2007	December 31, 2006
Operating Results:
Gross revenues	$420,375	$416,238
Net revenues	386,949	384,583
Income from operations	51,422	68,166

Other Data:
Adjusted EBITDA	$76,588	$94,726
Capital expenditures	64,420	38,964
Cash interest paid	11,816	11,946

Balance Sheet Data:
Cash and cash equivalents	$127,529	$121,637
Total debt	1,322,878	1,311,453

MOHEGAN SUN

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended
	December 31, 2007	December 31, 2006
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$76,697	$93,933
Adjusted EBITDA margin	22.6%	26.4%

Capital expenditures (in thousands)	$27,570	$11,604
Capitalized interest (in thousands)	845	—

Weighted Average Number of Units:
Slot machines	6,185	6,185
Table games	322	305

Win Per Unit Per Day:
Slot machines (gross)	$366	$402
Table games	3,386	3,371

Hold Percentage:
Slot machines (gross)	8.6%	8.6%
Table games	15.5%	16.1%

Slot Market Share:
Slot handle market share	51.1%	53.9%
Slot win market share	54.2%	53.8%
Slot handle efficiency	111.2%	116.7%
Slot win efficiency	117.9%	116.5%

Hotel Statistics:
Hotel occupancy %	93%	89%
Average Daily Rate (ADR)	$115	$127
Revenue Per Available Room (REVPAR)	$106	$113

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA - OPERATING STATISTICS

(in thousands, except for slot statistics)

(unaudited)

	For the Three Months Ended
	December 31, 2007	December 31, 2006 (1)
Adjusted EBITDA:
Adjusted EBITDA	$6,434	$3,308
Adjusted EBITDA margin	13.5%	11.4%

Capital expenditures	$36,849	$27,356
Capitalized interest	463	358

Slot Statistics:
Weighted Average Number of Slot Machines	1,203	1,099
Win per unit per day (gross)	$368	$412
Hold percentage (gross)	8.9%	10.0%

(1)	Includes operating results of Phase I slot facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to December 31, 2006.

MOHEGAN TRIBAL GAMING AUTHORITY

ADJUSTED EBITDA RECONCILIATIONS

Reconciliations of Adjusted EBITDA to Net Income:

Reconciliations of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, are shown below (in thousands):

	For the Three Months Ended
	December 31, 2007	December 31, 2006
	(unaudited)	(unaudited)
Adjusted EBITDA	$76,588	$94,726
Pre-opening costs and expenses	(20)	(3,548)
Depreciation and amortization	(24,545)	(22,874)
Minority interests	(601)	(138)

Income from operations	51,422	68,166

Accretion of discount to the relinquishment liability	(6,771)	(7,449)
Interest income	1,058	766
Interest expense, net of capitalized interest	(22,831)	(23,611)
Other income (expense), net	214	(115)
Minority interests	601	138
Loss from discontinued operations	—	(5)

Net income	$23,693	$37,890

Reconciliations of Income from Operations to Adjusted EBITDA:

Reconciliations of income from operations, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, to Adjusted EBITDA are shown below (in thousands):

	For the Three Months Ended December 31, 2007
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$55,942	$12	$20,743	$—	$76,697
Pocono Downs	3,484	8	2,942	—	6,434
Corporate	(8,004)	—	860	601	(6,543)

Total	$51,422	$20	$24,545	$601	$76,588

	For the Three Months Ended December 31, 2006
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$72,768	$304	$20,861	$—	$93,933
Pocono Downs (1)	(1,929)	3,244	1,993	—	3,308
Corporate	(2,673)	—	20	138	(2,515)

Total	$68,166	$3,548	$22,874	$138	$94,726

(1)	Includes operating results of Phase I slot facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to December 31, 2006.

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, loss from discontinued operations and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and the reassessment and accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, reassessment and accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release Mohegan Tribal Gaming Authority

Uncasville, Connecticut February 7, 2007

CONTACTS:

Mitchell Grossinger Etess	Leo M. Chupaska
Chief Executive Officer	Chief Financial Officer
Mohegan Tribal Gaming Authority	Mohegan Tribal Gaming Authority
(860) 862-8000	(860) 862-8000